BROADCAST TECHNOLOGY AND PROMOTIONAL RIGHTS AGREEMENT BETWEEN NHRA and THE GUITAMMER COMPANY

2013 (PARTIAL) and 2014

This agreement (the "Agreement") is entered into by and between National Hot Rod Association (the "NHRA"), having a principal address of 2035 Financial Way, Glendora, California 91741 and The Guitammer Company (the "Company"), an Ohio corporation, having a principal address of 6117 Maxtown Road, Westerville, Ohio 43082.

1. Term. Except for those rights expressly granted to NHRA perpetually in accordance with this Agreement, the term of this Agreement shall commence on July 1, 2013 and shall expire on December 31, 2014, unless sooner terminated as provided for herein (the "Term").

2. The Company's Intellectual Property and the Company's Licensing of Intellectual Property to NHRA. Both parties to this Agreement explicitly acknowledge that the Company is the owner of US Patent #7,911,328 B2 (Capture and Remote Reproduction of Haptic Events in Synchronous Association with the Video and Audio Capture and Reproduction of Those Events) (the "Technology") and that such Technology is commonly referred to by the registered trademark "Buttkicker Live!®". For purposes of this Agreement, Technology shall be defined to include all of the commonly understood categories of intellectual property that may protect the Technology. During the Term, the Company hereby grants NHRA a royalty-free, non-exclusive license specifically and solely for the limited purpose of utilizing the Technology as outlined in this Agreement. The Company shall retain all intellectual property rights, copyrights and trademarks, as against NHRA, in the Technology including, but not limited to, all enhancements (whether made or suggested by the Company, NHRA, or any other entity that has access to and rights to use this Technology) to its intellectual property rights, copyrights and trademarks during the course of this Agreement. The Company shall retain control over the quality of goods sold and/or services delivered under the registered trademark "Buttkicker Live!®".

3. Buttkicker-Enabling ESPN Telecasts; Option to Terminate by the Company. Notwithstanding anything else herein, the length of the Term is contingent upon ESPN agreeing as described herein to make certain program telecasts of NHRA Mello Yello Drag Racing Series events during the Term (each, an "Event" or, collectively, the "Events") Buttkicker-enabled, meaning that all of such Event telecasts shall incorporate within them the Technology referred to in Section 2, above. Upon the effective date of this Agreement, NHRA shall facilitate communications between Guitammer and ESPN on that subject, with the mutual goal of NHRA and the Company being that no later than the sooner of (a) the final six (6) weekends of ESPN telecasts of Event programming during the 2013 season (i.e., beginning no later than with the Event on September 13, 2013 in Charlotte, North Carolina), or (b) the date by which NHRA and the Company

CM 7/10/13

agree in good faith that it is technologically feasible to do so (in either case, the "Buttkicker Commencement Date"), all of the ESPN telecasts of the Events during the Term will be Buttkicker-enabled. If, by the Buttkicker Commencement Date, a mutually agreeable arrangement among NHRA, ESPN and the Company is not reached to Buttkicker enable NHRA telecasts on ESPN for the remainder of the 2013 NHRA season and all of the 2014 NHRA season, then the Company may terminate this Agreement upon written notice to NHRA and upon such date as the Company chooses with no obligation or liability of any nature to the Company or to NHRA (other than with respect to payments as of such termination date already due and owing by the Company to NHRA pursuant to Section 14 hereof). By use of the Technology, the Company receives no rights whatsoever in or to any telecast or any portion thereof.

4. NHRA Facebook Page. During 2013, the Company shall receive a total of two (2) Facebook "wall post" opportunities on NHRA's Facebook page, which shall be placed on dates mutually agreed between the parties. During 2014, the Company shall receive a total of four (4) Facebook "wall post" opportunities on NHRA's Facebook page, which shall be placed on a quarterly basis during the year. The wall posts shall be Company-branded and NHRA-themed. Content of all posts must be pre-approved by NHRA in NHRA's sole and absolute discretion.

5. Display Space.

A. Display Space at Selected Events. Company shall be provided with one (1) approximately twenty-five foot by twenty foot (25'x 20') ground space in a high-spectator traffic area in the manufacturers' midway (each a "Display Space") at the following Events (each a "Selected Display Event"):

(1) In 2013, Company shall have a Display Space at a total of seven (7) Events to be selected from the remaining Events scheduled for 2013, a schedule of which is attached hereto as Exhibit A. The Selected Display Events for 2013 shall include all of the Countdown to the Championship Events (six (6) Events), plus one (1) additional Event (either Brainerd, MN or Indianapolis, IN); and

(2) In 2014, Company shall have a Display at a total of six (6) Events to be selected in writing by Company from a list of available Events as determined by NHRA on or before January 1, 2014. NHRA shall provide Company with a schedule of the 2014 Events upon availability. Should the Company need to change any of the Selected Display Events for 2014 (due to logistic or other reasons), the Company shall notify NHRA in writing a minimum of two (2) weeks in advance of the Event it wishes to change from and/or change to and NHRA shall work in good faith to accommodate the Company's need to reschedule the applicable Selected Display Event.

CM
7/12/13

B. **Display Space Terms and Conditions.**

(1) **Facility Issues.**

(a) **Display Space.** Authorized display shall be a maximum of 21' high.

(b) **Arriving On Site.** NHRA shall determine the position for Company's display space in NHRA's sole discretion.

(c) **Hookups.** No electrical or phone hookups will be provided under this Agreement. If electrical or phone services are required, Company must make arrangements for the connections and pay for all fees and services.

(d) **Leaving the Site.** Company's display must remain in place during the entire Event and may not be removed from the premises until at least one (1) hour following the conclusion of the Event. Company shall be solely responsible for the complete cleanup of the assigned display location during and immediately after the Event. This includes the breakdown of all boxes, and trash being put in designated containers.

(e) **Rules and Regulations.** NHRA, in NHRA's sole discretion, may from time to time adopt appropriate rules, regulations and/or guidelines governing display spaces for security and/or safety of the raceway, any persons occupying, using or entering the display space or the midway, or any equipment, furnishings or contents thereof, and Company shall comply with NHRA's reasonable requirements relating thereto.

(2) **Display Space / Operations.**

(a) **Display Location.** Company may offer its Company branded products for sample or sale from within the confines of its designated display space, as designated by NHRA.

(b) **Hours of Operation.** Company's display space must stay open for business during the hours the Event is taking place.

(c) **Sales.** Company may sell its Company branded products at the Events. Products that incorporate Company's technology but are not branded exclusively with the Company name (for example, a chair manufactured by another company that incorporates the Technology) may be displayed and sold if approved in advance by NHRA, which approval shall be granted, denied and/or conditioned in NHRA's discretion on a case-by-case basis. Sale or display of any item other than Company branded products at the Event site is expressly prohibited.

(d) **Giveaways.** There shall be no giveaways unless expressly approved in writing by NHRA in NHRA's sole and absolute discretion.

7/12/13

6. Credentials and Parking.

A. Company shall receive four (4) full-event credentials and two (2) guest parking passes for each Event during the Term, beginning with the 2013 Lucas Oil NHRA Nationals in Brainerd, Minnesota (the "Brainerd Event").

B. During the Term, Company shall have the right to purchase additional credentials and/or tickets to any Event at NHRA's then-current sponsor discount rates.

C. No credit against the purchases of additional credentials by Company will be given for unused credentials as are provided for in this Agreement. Moreover, no credentials provided hereunder may be sold, resold, traded or exchanged for any other Event.

7. Television Advertising and Television Features in ESPN Event Program Telecasts. Company shall be provided with the following television advertising and television features in ESPN Event program telecasts for the following Events (each a "Selected TV Event").

A. 2013 Television Advertising. In 2013, Company shall receive a total of fourteen (14) thirty-second (:30) commercial spots in telecasts of Event race shows to be telecast on ESPN2, two (2) per Event, to be selected from the remaining Events scheduled for 2013 (see Exhibit A). The Selected TV Events for 2013 shall include all of the Countdown to the Championship Events (six (6) Events), plus one (1) additional Event (either Brainerd, MN or Indianapolis, IN). For each selected race weekend in 2013, both spots shall be scheduled for the Sunday finals show. If one of the Selected TV Events is the U.S. Nationals in Indianapolis (the "U.S. Nationals"), the finals show spots will be scheduled for Monday.

B. 2014 Television Advertising. In 2014, Company shall receive a total of twenty-eight (28) thirty-second (:30) commercial spots in telecasts of Event race shows to be telecast on ESPN2, two (2) per Event, to be selected from the 2014 schedule of Events. The Selected TV Events for 2014 shall include all of the Countdown to the Championship Events (six (6) Events), plus eight (8) additional Events. For each selected race weekend, one (1) spot shall be scheduled for the Saturday qualifying show and one (1) spot shall be scheduled for the Sunday finals show. If one of the Selected TV Events is the U.S. Nationals race show, the qualifying show spot will be scheduled for Sunday and the finals show spot will be scheduled for Monday.

C. Television Features. During each ESPN/ESPN2 telecast of a Sunday finals show for each Selected TV Event, the Company shall sponsor one (1) broadcast feature (each a "Feature"), currently expected to be known as "Sounds of the Strip" (the "Feature Name"), or such other name as mutually agreed upon between the parties. Company requests that NHRA promote each Feature by the Feature Name and Company grants NHRA and ESPN/ESPN2 whatever rights are necessary for NHRA and ESPN/ESPN2 to use the Feature Name.

7/12/13

D. Company agrees to provide ESPN/ESPN2, in accordance with ESPN/ESPN2's requirements and schedule, at Company's own cost, with the commercial spots and Company's designated logo, in the format required by the broadcast entity.

8. *National DRAGSTER.* During the Term, the Company shall receive two (2) complimentary subscriptions to *National DRAGSTER* (print and online editions).

9. NHRA.com. During September 1-November 30, 2013, and again for all of 2014, the Company shall receive a 300 x 250 banner advertisement to appear in rotation on NHRA.com (approximately 150,000 impressions per month), which ad shall be subject to NHRA's approval.

10. Press Releases. NHRA and the Company shall work in good faith and in concert together to draft and issue press releases (or a single joint press release) announcing the launch of the Buttkicker-enabled telecasts on ESPN.

11. Buttkicker Enabling Existing and Post-Produced NHRA Media. During the Term, the parties shall discuss in good faith the possibility of the Technology enabling existing and post-produced NHRA media for mass distribution (such as DVDs, web content, video games and the like), including the terms, conditions, costs, obligations, and means of distribution of doing so.

12. Cash Consideration. For the rights and benefits set forth herein, Company shall pay NHRA the following cash amounts:

A. 2013. One Hundred Ten Thousand Dollars ($110,000), which payment shall be made in two (2) installments as follows: (a) a payment of Fifty-Five Thousand Dollars ($55,000) no later than the date that this Agreement is fully executed by the parties, (b) a payment of Fifty-Five Thousand Dollars ($55,000) no later than September 1, 2013; and

B. 2014. Two Hundred Thousand Dollars ($200,000), which payment shall be made in two (2) installments as follows: (a) a payment of One Hundred Thousand Dollars ($100,000) no later than January 1, 2014, and (b) a payment of One Hundred Thousand Dollars ($100,000) no later than July 1, 2014.

13. Warranties. Each party warrants and represents that it has the full right and authority to enter into and perform this Agreement in accordance with all of its provisions, and that the person executing this Agreement on each party's behalf has the full right, authority and power to do so and to fully bind the party on whose behalf it signs.

m 7/16/13

14. Compliance with Laws. Each party will perform its respective obligations under this Agreement in compliance with all applicable laws, orders or regulations of all appropriate jurisdictions. Moreover, no portion of any payment made pursuant to this Agreement by either party will be used as a bribe, kickback, rebate, illegal political contribution, for the purpose of obtaining political influence, or in violation of applicable foreign exchange control regulations, tax laws or regulations, or other laws or regulations of any jurisdiction.

15. Liability and Indemnification. In consideration of Company being allowed to conduct activities described in this Agreement and at the National Events, Company hereby waives and releases any and all rights of recovery, claims, and causes of action against NHRA, its partners, member track owners and operators, sponsors, all affiliated, allied and subsidiary companies and collectively, their directors, officers, shareholders, employees, and agents, (collectively referred to in this section as "indemnitees") for injury to, loss of use or destruction of, any property of Company, irrespective of the cause thereof, and whether due in whole or in part to the negligence of Company. Further, Company shall indemnify, defend and save indemnitees harmless from claims for bodily injury, sickness, disease or death sustained by any person or persons and for injury to, loss of use or destruction of property arising directly or indirectly out of Company's operations, and caused in whole or in part by any negligent act or omission of Company, regardless of whether or not caused in part by a party indemnified hereunder. This section shall not apply to injury to, loss of use or destruction of, any property of Company or any other party, due solely to the negligent act or omission of NHRA.

In addition, Company hereby agrees to indemnify and hold harmless NHRA, ESPN, their affiliates, advertisers, program suppliers and their respective officers, directors, employees, agents, and affiliated companies from and against any claims, damages, liability, costs or other expenses (including reasonable attorneys' fees) arising from (i) any unauthorized use of the Event Footage made, allowed or permitted by Company or Company subsidiaries or licensees or their respective employees, officers, directors or agents; and/or (ii) any breach by Company of any of its obligations, representations, or warranties under this Agreement.

Further, Company shall carry and maintain in full force and effect, insurance with minimum limits, as noted below, in such company or companies as are acceptable to NHRA:

- **Comprehensive General Liability** insurance with the following minimum limits:
  $1,000,000 Each Occurrence/$2,000,000 General Aggregate
  $1,000,000 Products and Completed Operations Liability Each Occurrence and Aggregate
  $1,000,000 Personal and Advertising Injury Each Occurrence

M 7/2/13

- **Auto Liability** insurance with the following minimum limits:
  $500,000 Hired/Nonowned Automobile Liability
  $500,000 Owned Automobile Liability

- **Employers' Liability** with the following minimum limits:
  Bodily Injury by Accident $1,000,000 Each Accident
  Bodily Injury by Disease $1,000,000 Each Employee
  Bodily Injury by Disease $1,000,000 Policy Limit

NHRA, its partners, member track owners and operators, all affiliated, allied and subsidiary companies and collectively, their directors, officers, shareholders, employees, and agents" shall be listed as additional insureds on the Commercial General Liability and Automobile Liability policies. All policies will be endorsed to provide that the insurers shall give thirty (30) days written notice of termination, alteration or change therein, and that the coverage provided to NHRA as additional insured shall be primary and not contributing with NHRA's coverage. Company shall furnish NHRA with a certificate of insurance evidencing the required coverages, including a copy of the actual additional insured endorsement.

16. Relationship of Parties. The parties shall be independent contractors under this Agreement. It is not the intent of the parties to form any agency relationship, partnership or joint venture, and it is fully understood that each party will exercise full power and authority, except as specifically provided otherwise in this Agreement, to select the means, method and manner of performing all obligations required under this Agreement. Except as provided herein, neither of the parties will have any right or authority and will not attempt to enter into any contract, commitment or agreement, or incur any debt or liability of any nature in the name of, or on behalf of, the other party.

17. Notices. All notices provided for herein will be in writing and given in person or by expedited courier service with proof of delivery (nationally recognized overnight carrier, U.S. Postal Service Express Mail, etc.), charges prepaid, or sent by facsimile (and confirmed by mail), addressed to the respective parties hereto as follows, or to any such address designated by the receiving party:

If to NHRA:

Legal Department
National Hot Rod Association
2035 Financial Way
Glendora, CA 91741-4602
Fax: (626) 914-1981

If to Company:

Mark A. Luden
President
The Guitammer Company
6117 Maxtown Road
Westerville, OH 43082
Fax: (815) 346-9532

18. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of California and shall be exclusively settled by arbitration. The arbitration will comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure, or any successor statutes. The parties shall attempt to agree on one person to hear and determine the dispute. If the parties are unable to agree, then the parties shall obtain from JAMS/Endispute or its successor a list of seven qualified arbitrators. Each party shall have the right to strike three arbitrators and shall rank the remaining four arbitrators in order of preference. The remaining arbitrator with the highest ranking by the parties shall be the arbitrator whose decision will be final and conclusive on both parties. The cost of arbitration will be borne equally by the parties with each party bearing its own attorney's fees. Any arbitration shall be conducted in Glendora, California, or such other location selected by NHRA. Judgment upon the award rendered may be entered by any court, state or federal, having jurisdiction thereof. The arbitration provisions of this Agreement shall, with respect to any controversy or claim, survive the termination or expiration of this Agreement. Nothing herein contained shall be deemed to give the arbitrator the authority, power, or right in any way to change any terms or provision of this Agreement.

19. No Waiver. A party's failure at any time to enforce any of the provisions of this Agreement or any right with respect thereto, will not be constructed to be a waiver of such provision or rights, nor to affect the validity of this Agreement. The exercise by a party of any right under the terms or covenants contained herein shall not preclude or prejudice the exercising thereafter of the same of other rights under this Agreement.

20. Assignment and Release. For purposes of this Agreement, the term "Transfer" means any sale, assignment, sublicense, mortgage, pledge, or other transfer or encumbrance of any kind, whether voluntary or involuntary. This Agreement, and all rights and duties of the Company hereunder, are personal to Company, and such rights may not be Transferred by Company, and such duties may not be delegated by Company, either directly or indirectly, in whole or in part, by operation by law or otherwise, to any person, firm or entity, except for a purchaser of Company of substantially all of Company's assets, without the prior written approval of NHRA, which shall not be unreasonably withheld. Any attempt by Company to Transfer such rights or delegate such duties, either directly or indirectly, in whole or in part, by operation of law or otherwise, without the prior written approval of NHRA, shall be void ab initio and shall constitute a material breach of this Agreement by Company. If such

delegation is permitted by NHRA, Company shall be released and discharged from all obligations and liability associated with the duties so delegated which arise from and after the date of such delegation. This Agreement, and any or all of the rights of NHRA hereunder, may not be Transferred by NHRA, either directly or indirectly, in whole or in part, by operation of law or otherwise, to any person, firm or entity, without the prior consent or approval of Company, which shall not be unreasonably withheld. Any or all of the duties of NHRA under this Agreement may be delegated by NHRA, either directly or indirectly, in whole or in part, by operation of law or otherwise, to any person, firm or entity, only with the prior consent or approval of Company, which shall not be unreasonably withheld. Upon such approved delegation, NHRA shall be released and discharged from all obligations and liabilities associated with the duties so delegated which arise from and after the date of such delegation.

21. Force Majeure. Neither party will hold the other liable for failure to comply with any terms or conditions of this Agreement when such failure to comply has been caused by fire, weather, labor dispute, strike, war, insurrection, government restrictions or Acts of God beyond the reasonable control of the parties, or inability to conduct any NHRA National Event, provided that the party failing to comply uses all reasonable diligence to remedy said failure as promptly as practicable. Should the scheduled activities be postponed, then this Agreement will remain in full force and effect and shall be fully applicable to the NHRA National Event when rescheduled.

22. Default/Breach. If either party defaults in the performance of, or compliance with any material term or condition hereof, the non-defaulting party in its sole discretion may terminate this Agreement. The non-defaulting party will give the defaulting party prompt written notice of any default or breach under this Agreement, and termination of this Agreement will not result if within thirty (30) days after receipt of such notice the defaulting party has corrected the default or breach or has taken reasonable action likely to effect such correction within a reasonable time. Failure to comply with any material part of this Agreement in the sole and reasonable discretion of NHRA will result in immediate expulsion from the event premises.

23. Binding Effect. The covenants and conditions herein contained will apply to and bind the successors, representatives and assigns of the parties hereto, and all covenants are to be construed as conditions of this Agreement.

24. Modification. This Agreement will not be amended or modified in any respect unless in writing signed by a duly authorized officer or agent of each party.

25. Gratuities. No gift or gratuity, or any promise of gift or gratuity has been given, offered, or made to, or for the benefit of any employee or agent of NHRA or of the Company as a result of or in any way in connection with NHRA receiving this Agreement.

26. Headings. Headings are supplied for convenience only and are not to be construed as an interpretation of any of the language of this Agreement.

M
7/10/13

27. Entire Agreement. This Agreement embodies the complete agreement and understanding between NHRA and the Company with respect to the subject matter of this Agreement, and supersedes and preempts any and all prior understandings, agreements or representations by or between NHRA the Company, whether written or oral, that may have related to the subject matter of this Agreement.

28. Execution By Facsimile Transmission. This Agreement may be executed by signatures transmitted by facsimile, which signatures shall have the same force and effect as originals. If the parties execute this Agreement with signatures transmitted by facsimile, the parties agree to exchange original signature pages as soon as reasonably possible after receipt of facsimile transmission.

29. Electronic Imaging of Agreement. The parties intend to allow for the electronic imaging and storage of this Agreement, and the admissibility into evidence of such an image in lieu of the original paper version of this Agreement. The parties stipulate that any computer printout of any such image of this Agreement shall be considered to be an "original" under the applicable court or arbitral rules of evidence when maintained in the normal course of business and shall be admissible as between the parties to the same extent and under the same conditions as other business records maintained in paper or hard copy form. The parties agree not to contest, in any proceeding involving the parties in any judicial or other forum, the admissibility, validity, or enforceability of any image of this Agreement because of the fact that such image was stored or handled in electronic form.

IN WITNESS WHEREOF, the parties have executed this Agreement.

THE GUITAMMER COMPANY	NATIONAL HOT ROD ASSOCIATION
By: [signature]	By: [signature]
Title: President/CEO	Title: SVP Sales & Marketing
Date: 7/12/13	Date: 7-15-13

PROG-7424-2013
Guitammer / 7-12-13

EXHIBIT A

REMAINING 2013 NHRA MELLO YELLO DRAG RACING SERIES EVENTS

Aug. 15-18	Lucas Oil NHRA Nationals	Brainerd, MN
Aug. 28-Sept. 2	NHRA U.S. Nationals	Indianapolis, IN

COUNTDOWN TO THE CHAMPIONSHIP EVENTS:

Sept. 13-15	NHRA Nationals	Charlotte, NC
Sept. 19-22	AAA Texas NHRA Fall Nationals	Dallas, TX
Sept. 27-29	AAA Insurance NHRA Midwest Nationals	St Louis, MO
Oct. 3-6	Auto-Plus® NHRA Nationals	Reading, PA
Oct. 24-27	NHRA Nationals	Las Vegas, NV
Nov. 7-10	Automobile Club of Southern California NHRA Finals	Pomona, CA

7/12/13